UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2007

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

P.O. Box 9161
800 South Street
Waltham, Massachusetts 02454-9161
(Address of principal executive offices)

(781) 894-8800
Registrant’s telephone number

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Terminals Purchase Agreement.

On March 16, 2007, Global Companies LLC (“Global”), a wholly owned subsidiary of Global Partners LP (the “Partnership”), entered into a Terminals Sale and Purchase Agreement (the “Terminals Purchase Agreement”) with ExxonMobil Oil Corporation (“ExxonMobil”), pursuant to which Global agreed to acquire three refined products terminals from ExxonMobil for a total purchase price of $101.5 million (the “Terminals Acquisition”).  The terminals, located in Albany and Newburgh, New York and Burlington, Vermont, have combined storage capacity of 1.3 million barrels.  The acquisition, which is expected to close in the second quarter of 2007, is subject to the receipt of certain regulatory approvals, as well as various other customary closing conditions.    ExxonMobil has also entered into long-term throughput contracts with Global to use the terminals upon closing of the Acquisition.  ExxonMobil is a supplier of refined products to Global at other locations.

Unit Purchase Agreement.

On March 17, 2007, Global Partners LP (the “Partnership”) entered into a Class B Unit Purchase Agreement (the “Unit Purchase Agreement”) with Kayne Anderson MLP Investment Company and funds managed by Tortoise Capital Advisors, LLC and Fiduciary Asset Management, LLC (the “Purchasers”) to sell approximately $50 million of Class B units representing limited partner interests of the Partnership (“Class B Units”) in a private placement. The negotiated purchase price for the Class B Units is $28.00 per unit if the closing of the Terminals Acquisition is on or before the record date of the Partnership’s cash distribution attributable to the Partnership’s first quarter 2007.  If the closing of the Terminals Acquisition is after the record date for the Partnership’s first quarter 2007 distribution, the price per Class B Unit will be reduced by such distribution.   The private placement of the Class B Units pursuant to the Unit Purchase Agreement is being made in reliance upon an exemption from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof.

The Partnership intends to use the net proceeds from the private placement to fund a portion of the cash consideration for the Terminals Acquisition.

  The closing of the private placement is subject to certain conditions including (i) the closing of the Terminals Acquisition, (ii) the execution by the Partnership and the Purchasers of a registration rights agreement that will require the Partnership to file a shelf registration statement for the benefit of the Purchasers following closing, (iii) the amendment to the Partnership’s agreement of limited partnership to establish the terms of the Class B Units, (iv) that no material adverse effect (as defined in the Unit Purchase Agreement) has occurred with respect to the Partnership and (v) NYSE approval of the terms of the Class B units.

 Pursuant to the Unit Purchase Agreement, the Partnership agreed to indemnify the Purchasers and their respective officers, directors and other representatives against certain losses resulting from any breach of the Partnership’s representations, warranties or covenants contained therein.  The Unit Purchase Agreement will terminate automatically if the closing of the Terminals Acquisition does not occur on or before June 23, 2007 or if the Terminals Purchase Agreement is terminated.

According to a Schedule 13G filed on February 16, 2007, Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne as of December 31, 2006 beneficially owned 861,000 common units, or 15.26% of total common units outstanding, representing a 7.63% limited partner interest in the Partnership.

 Terms of Class B Units.

The Class B Units will be subordinated to common units and senior to subordinated units (i) with respect to the payment of the minimum quarterly distribution (including any arrearages with respect to minimum quarterly distributions from prior periods) and (ii) in the event of the liquidation of the Partnership.

 The Class B Units issued will convert into common units on a one-for-one basis upon the approval of a majority of the votes cast by common unitholders, provided that the total number of votes cast is at least a majority of common units eligible to vote (excluding common units held by Global GP LLC, the Partnership’s general partner, and its affiliates). The Partnership has agreed to hold a special meeting of its unitholders to consider the conversion as soon as practicable but not later then 270 days following the closing of the purchase of the Class B Units. If the Partnership has not obtained the requisite unitholder approval of the conversion of the Class B Units within 270 days, the Class B Units will be entitled to receive 115% of the quarterly distribution payable on each common unit, subject to the subordination provisions described above.

 The Class B Units will represent a separate class of the Partnership’s limited partner interests. The Class B Units will have the same voting rights as if they were outstanding common units and will be entitled to vote as a separate class on any matters that materially adversely affect the rights or preferences of the Class B Units in relation to other classes of partnership interests or as required by law. The Class B Units will not be entitled to vote on the approval of the conversion of the Class B Units into common units as described above.

A copy of the press release announcing the execution of the Terminals Purchase Agreement and the Unit Purchase Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

 Item 3.02 Unregistered Sales of Equity Securities.

 The information set forth under Item 1.01 above is incorporated herein by reference.

 Item 8.01 Other Events.

 On March 19, 2007, the Partnership issued a press release announcing the execution of the Terminals Purchase Agreement and the Unit Purchase Agreement. A copy of the press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

Exhibit 99.1	Press Release dated March 19, 2007.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL PARTNERS LP

	By:	Global GP LLC,
its General Partner

Date: March 19, 2007		/s/ Edward J. Faneuil
Edward J. Faneuil
Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

Exhibit 99.1	Press Release dated March 19, 2007.